EXHIBIT 99.2

                                   FOR IMMEDIATE RELEASE

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958
                                   Analyst Contact:  Janine Whittington
                                                     (714) 727-7780



                    AST NAMES IAN DIERY AS PRESIDENT AND CEO



IRVINE, Calif., Nov. 2, 1995 ----AST Research, Inc. (ASTA----NASDAQ) today named Ian Diery as president and chief executive officer and a board member.

     Effective immediately, Diery will oversee all worldwide operations, including manufacturing, sales and marketing, product development, finance and administration.

     Prior to joining AST, Diery, 46, was at Apple Computer for six years, serving most recently as executive vice president and general manager of the company's Personal Computer Division. In that role, he led Apple's successful broad-scale launch of PC-based multimedia systems and the introduction of the Power Macintosh. Other roles at Apple included executive vice president, worldwide sales and marketing, where he was instrumental in establishing high visibility for the Macintosh line of systems; and senior vice president of Apple Pacific, achieving multi-billion dollar growth in the Asia Pacific region and the No. 2 market share position in Japan.

     "Today represents a turning point in AST's history," said Safi Qureshey, who as AST's chairman, will focus his efforts on the strategic relationship with Samsung Electronics, new business development and long-term strategic direction. "With Ian's proven track record and demonstrated success for producing quick results, he has earned a solid reputation as a winner in the PC industry.

     "Ian's strengths include operations and sales and marketing from a worldwide perspective, both of which are essential to compete in today's PC environment. As we work to improve our domestic performance and continue to expand internationally, Ian will lead our efforts to aggressively implement the objectives of our turnaround plan with substantial assistance and support from Samsung.

     In addition to his tenure at Apple, Diery served in various executive roles at Wang Laboratories, including executive vice president, worldwide field operations; senior vice president, U.S. sales operations; and senior vice president, Europe.

     "I see tremendous potential in AST," said Diery. "I am impressed with the company's global presence, its dedication to the reseller channel and the synergies created by the strategic relationship with Samsung Electronics. I look forward to returning AST to a market growth position."

     "We are pleased that Ian is in place to lead AST's turnaround," said Won Yang, Samsung Electronics executive managing director and AST board member. "Samsung shares the same visions for AST that Ian has and we fully support both Ian and the turnaround plan."

     In a separate announcement today, AST also released its financial results for the first quarter of fiscal year 1996.

CORPORATE BACKGROUND

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
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